Exhibit 10.20

ATLIS MOTOR VEHICLES

April 28, 2023

Sarah Wyant

Re: Offer of Employment

Dear Sarah:

On behalf of Atlis Motor Vehicles (the "**Company**"), I am pleased to offer you the position of VP, Finance located in Mesa. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1. Effective Date. Your employment will commence on May 15, 2023 (the "**Effective Date**"). Your job title will be VP, Finance, reporting to Apoorv S Dwivedi, CFO.

2. Compensation. This is an exempt position and you will be paid $190,000 per year in accordance with the Company's normal payroll procedures. Subject to the Company's current annual performance review process, you may be eligible for an increase of your base compensation if your annual performance reviews are favorable.

3. Sign-On Long-Term Incentive: Subject to your continued service as an employee through vesting periods, you are eligible to receive grant of restricted stock units with a fair value of $190,000("Long Term Equity Incentive" or "LTEI") vested over a period of four years, to be granted on a grant date in the near future. The Long-Term Equity Incentive is subject to (a) corporate reorganization to parent public holding company Atlis, Inc. or another named public holding company ("Pubco"); (b) the Pubco's stockholders approving the Omnibus Equity Compensation Plan ("Stockholder Approval") and (c) approval of the terms and conditions of such award by the Committee (" Committee Approval"). In order to receive the LTEI grant, you must remain in service as an employee of the Company or its affiliates through the dates of Stockholder Approval and Committee Approval. The LTEI grant will vest over a three-year period in percentages of 25% after years one and two, 50% after year three, and will be subject to the Omnibus Equity Compensation Plan and the RSU Grant award agreement. For these purposes, the term "Committee" means the board of directors or its delegate, as provided under the equity incentive plan (the "Omnibus Equity Compensation Plan") intended to be adopted by the Company, its parent or subsidiary, or its successor. If you separate from the Company for any reason, you will forfeit all unvested equity. LTEI grants are not subject to pro ration for months of service.

4. Sign-On Equity: Subject to your continued service as an employee through vesting periods, you are eligible to receive grant of restricted stock units with a fair value of $10,000 vested annually on your start date, to be granted at the first board meeting following your start date. The bonus is subject to (a) corporate reorganization to parent public holding company Atlis, Inc. or another named public holding company ("Pubco"); (b) the Pubco's stockholders approving the Omnibus Equity Compensation Plan ("Stockholder Approval") and (c) approval of the terms and conditions of such award by the Committee ("Committee Approval"). In order to receive the Sign-on grant, you must remain in service as an employee of the Company or its affiliates through the dates of Stockholder Approval and Committee Approval. The Sign-on grant will be subject to the Omnibus Equity Compensation Plan and the RSU Grant award agreement. For these purposes, the term "Committee" means the board of directors or its delegate, as provided under the equity incentive plan (the "Omnibus Equity Compensation Plan") intended to be adopted by the Company, its parent or subsidiary, or its successor. If you separate from the Company for any reason, you will forfeit all unvested equity. All grants are not subject to pro ration for months of service.

5. Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, paid holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to employees. You will be covered by worker's compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

6. At-Will Employment. Your employment with the Company is "at-will." In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

7. Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

8. Non-Disclosure Agreement ("NDA"). You will be required to sign and abide by the terms of the enclosed NDA prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company's proprietary information.

9. References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks, and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

10. No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company's premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

11. Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

12. Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

13. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a "Dispute") will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state or federal courts in Arizona.

This offer letter expires on May 3, 2023.

Sincerely,

Atlis Motor Vehicles

Kate Sieker

Katie Rogers Sieker

VP, People

04/28/2023

Acknowledgment and Acceptance of Employment Offer

I accept employment with Atlis Motor Vehicles and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

Sarah E. Wyant

Sarah Wyant